                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 1



                             Align Technology, Inc.
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                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
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                         (Title of Class of Securities)

                                    016255101
                    ---------------------------------------------
                                 (CUSIP Number)

                                November 21, 2002
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]Rule 13d-1(b)

      [X]Rule 13d-1(c)

      [_]Rule 13d-1(d)

                               Page 1 of 16 pages

Cusip No. 016255101                      13G                        Page 1 of 16

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1.   Name of Reporting Persons:  Carlyle Partners III, L.P.
I.R.S. Identification Nos. of above persons (entities only): 52-2229944
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)
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     (a) [_]
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     (b) [x]
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3.   SEC Use Only
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4.   Citizenship or Place of Organization:  Delaware
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Number of Shares           5.   Sole Voting Power           -0-
Beneficially Owned By      -----------------------------------------------------
Each Reporting             6.   Shared Voting Power         5,460,553
Person With                -----------------------------------------------------
                           7.   Sole Dispositive Power      -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power    5,460,553
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9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     5,460,553
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [_] N/A
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11.  Percent of Class Represented by Amount in Row (11):      9.5%
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12.  Type of Reporting Person (See Instructions):        PN
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                               Page 2 of 16 pages

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Cusip No. 016255101                      13G                         Page 2 of 6

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1.   Name of Reporting Persons:  CP III Coinvestment, L.P.
I.R.S. Identification Nos. of above persons (entities only):  54-1970037
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2.   Check the Appropriate Box if a Member of a Group (See Instructions)
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     (a)  [ ]
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     (b)  [x]
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3.   SEC Use Only
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4.   Citizenship or Place of Organization:  Delaware
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NUMBER OF SHARES       5.   Sole Voting Power              -0-
BENEFICIALLY OWNED BY  ---------------------------------------------------------
EACH REPORTING PERSON  6.   Shared Voting Power            140,737
WITH                   ---------------------------------------------------------
                       7.   Sole Dispositive Power         -0-
                       ---------------------------------------------------------
                       8.   Shared Dispositive Power       140,737
                       ---------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     140,737
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):      0.2%
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12.  Type of Reporting Person (See Instructions):             PN
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                               Page 3 of 16 pages

Cusip No. 016255101                      13G                         Page 3 of 6

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1.   Name of Reporting Persons:  TC Group III, L.P.
I.R.S. Identification Nos. of above persons (entities only):  52-2287893
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [ ]
--------------------------------------------------------------------------------
     (b)  [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power           -0-
Beneficially Owned By      -----------------------------------------------------
Each Reporting Person      6.   Shared Voting Power         5,601,290
With                       -----------------------------------------------------
                           7.   Sole Dispositive Power      -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power    5,601,290
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:   5,601,290
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
     (See Instructions):  [  ] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):      9.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions):             PN
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                               Page 4 of 16 pages

Cusip No. 016255101                      13G                        Page 4 of 6



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1.   Name of Reporting Persons:  TC Group III, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  N/A
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [__]
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     (b)  [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power          -0-
Beneficially Owned         -----------------------------------------------------
By Each Reporting          6.   Shared Voting Power        5,601,290
Person With                -----------------------------------------------------
                           7.   Sole Dispositive Power     -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power   5,601,290
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  5,601,290
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in  Row (11) Excludes Certain Shares
     (See Instructions):  [__] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):  9.7%
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)
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                                  Page 5 of 16 pages

Cusip No. 016255101                      13G                        Page 5 of 6



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1.   Name of Reporting Persons:  TC Group, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  54-1686957
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [__]
--------------------------------------------------------------------------------
     (b)  [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power          -0-
Beneficially Owned         -----------------------------------------------------
By Each Reporting          6.   Shared Voting Power        5,601,290
Person With                -----------------------------------------------------
                           7.   Sole Dispositive Power     -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power   5,601,290
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:  5,601,290
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in  Row (11) Excludes Certain Shares
     (See Instructions):  [__] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):  9.7%
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12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)
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                                  Page 6 of 16 pages

Cusip No. 016255101                      13G                         Page 6 of 6

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1.   Name of Reporting Persons:  TCG Holdings, L.L.C.
I.R.S. Identification Nos. of above persons (entities only):  54-1686011
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
--------------------------------------------------------------------------------
     (a)  [_]
--------------------------------------------------------------------------------
     (b)  [x]
--------------------------------------------------------------------------------
3.   SEC Use Only
--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------
Number of Shares           5.   Sole Voting Power              -0-
Beneficially Owned         -----------------------------------------------------
By Each Reporting          6.   Shared Voting Power            5,601,290
Person With                -----------------------------------------------------
                           7.   Sole Dispositive Power         -0-
                           -----------------------------------------------------
                           8.   Shared Dispositive Power       5,601,290
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person:     5,601,290
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (11) Excludes Certain Shares
(See Instructions):  [_] N/A
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11):      9.7%
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12.  Type of Reporting Person (See Instructions): OO (Limited Liability Company)
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                                  Page 7 of 16 pages

Item 1.

  (a)   Name of Issuer:

         Align Technology, Inc

  (b)   Address of Issuer's Principal Executive Offices:

         851 Martin Avenue, Santa Clara, California 95050.
Item 2.

(a)      Name of Person Filing:

         Carlyle Partners III, L.P., a Delaware limited partnership

         CP III Coinvestment, L.P., a Delaware limited partnership

         TC Group III, L.P., a Delaware limited partnership

         TC Group III, L.L.C., a Delaware limited liability company

         TC Group, L.L.C., a Delaware limited liability company

         TCG Holdings, L.L.C., a Delaware limited liability company.

(b)      Address of Principal Business Office or, if none, Residence:

         c/o The Carlyle Group

         1001 Pennsylvania Avenue, N.W.,

         Suite 220 South,

         Washington, D.C. 20004-2505.

  (c)   Citizenship:

         Carlyle Partners III, L.P., a Delaware limited partnership

         CP III Coinvestment, L.P., a Delaware limited partnership

         TC Group III, L.P., a Delaware limited partnership

         TC Group III, L.L.C., a Delaware limited liability company

         TC Group, L.L.C., a Delaware limited liability company

         TCG Holdings, L.L.C., a Delaware limited liability company.

  (d)   Title of Class of Securities:

         Common Stock, par value $.0001 per share

                                  Page 8 of 16 pages

  (e)   CUSIP Number:

         016255101

Item 3. If this statement is filed pursuant to (s)(s)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable.

Item 4.  Ownership

                                                                                       Sole power to   Shared power
                                Amount      Percent    Sole power to   Shared power    dispose or to   to dispose or
                             beneficially   of class:  vote or         to vote or to   direct the      to direct the
Reporting Person:               owned:                 direct the      direct the      disposition     disposition
                                                       vote:           vote:           of:             of:
--------------------------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.         5,601,290         9.7%          0          5,601,290            0          5,601,290
--------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.             5,601,290         9.7%          0          5,601,290            0          5,601,290
--------------------------------------------------------------------------------------------------------------------
TC Group III, L.L.C.         5,601,290         9.7%          0          5,601,290            0          5,601,290
--------------------------------------------------------------------------------------------------------------------
TC Group III, L.P.           5,601,290         9.7%          0          5,601,290            0          5,601,290
--------------------------------------------------------------------------------------------------------------------
Carlyle Partners III, L.P.   5,460,553         9.5%          0          5,460,553            0          5,460,553
--------------------------------------------------------------------------------------------------------------------
CP III Coinvestment, L.P.      140,737         .2%           0            140,737            0            140,737
--------------------------------------------------------------------------------------------------------------------

     Each of the entities listed below is the record owners of the number of shares of Common Stock, par value $0.0001 per share, of Align Technology, Inc. (the "Common Stock") set forth opposite such entities name below:

Record Holders                                           Shares Held of Record
--------------                                           ---------------------

Carlyle Partners III, L.P.                                           5,460,553

CP III Coinvestment, L.P.                                              140,737

     TC Group III, L.P. is the sole general partner of Carlyle Partners III, L.P. and CP III Coinvestment, L.P. TC Group III, L.L.C. is the sole general partner of TC Group III, L.P. TC Group, L.L.C. is the sole managing member of TC Group III, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TC Group III, L.P. and TC Group III, L.L.C. each may be deemed to be a beneficial owner of shares of Common Stock owned of record by each of Carlyle Partners III, L.P. and CP III Coinvestment, L.P.; and (ii) TC Group, L.L.C. and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by Carlyle Partners III, L.P. and CP III Coinvestment, L.P.

     William E. Conway, Jr., Daniel A D'Aniello and David M. Rubenstein are managing members (the "TCG Holdings Managing Members") of TCG Holdings, L.L.C. and, in such capacity, may be deemed to share beneficial ownership of shares of Common Stock beneficially owned by TCG Holdings, L.L.C. Such individuals expressly disclaim any such beneficial ownership. Each of the TCG Holdings Managing Members is a citizen and resident of the United States.

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable.

                                  Page 9 of 16 pages

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8    Identification and Classification of Members of the Group

     Not Applicable.

Item 9.   Notice of Dissolution of Group

     Not Applicable.

Item 10.  Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                              Page 10 of 16 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 2, 2002
                            CARLYLE PARTNERS III, L.P.

                                By:  TC Group III, L.P., its General Partner
                                By:  TC Group III, L.L.C., its General Partner
                                By:  TC Group, L.L.C., its Managing Member
                                By:  TCG Holdings, L.L.C., its Managing Member

                                By: /s/ Willam E. Conway, Jr.
                                    --------------------------------
                                Name:   Willam E. Conway, Jr.
                                Title:  Managing Director

                            CP III COINVESTMENT, L.P.

                                By:  TC Group III, L.P., its General Partner
                                By:  TC Group III, L.L.C., its General Partner
                                By:  TC Group, L.L.C., its Managing Member
                                By:  TCG Holdings, L.L.C., its Managing Member

                                By: /s/ Willam E. Conway, Jr.
                                    --------------------------------
                                Name:   Willam E. Conway, Jr.
                                Title:  Managing Director


                            TC GROUP III, L.P.

                                By:  TC Group III, L.L.C., its General Partner
                                By:  TC Group, L.L.C., its Managing Member
                                By:  TCG Holdings, L.L.C., its Managing Member

                                By: /s/ Willam E. Conway, Jr.
                                    --------------------------------
                                Name:   Willam E. Conway, Jr.
                                Title:  Managing Director

                            TC GROUP III, L.L.C.

                                By:  TC Group, L.L.C., its Managing Member
                                By:  TCG Holdings, L.L.C., its Managing Member

                                By: /s/ Willam E. Conway, Jr.
                                    --------------------------------
                                Name:   Willam E. Conway, Jr.
                                Title:  Managing Director

                              Page 11 of 16 pages

                            TC GROUP, L.L.C.

                                By:  TCG Holdings, L.L.C., its Managing Member

                                By: /s/ Willam E. Conway, Jr.
                                    --------------------------------------
                                Name:
                                Title:  Managing Director

                            TCG HOLDINGS, L.L.C.

                                By: /s/ Willam E. Conway, Jr.
                                    --------------------------------------
                                Name:   Willam E. Conway, Jr.
                                Title:  Managing Director

                                LIST OF EXHIBITS

Exhibit No.     Description
-----------     ------------

     A          Joint Filing Agreement

                              Page 13 of 16 Pages

                        EXHIBIT A: Joint Filing Agreement

     In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock, par value $0.0001 per share, of Align Technology, Inc., a Delaware corporation, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

           [Remainder of this page has been left intentionally blank.]

                               Page 14 of 16 Pages

                              Signature Page 1 of 2

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 13 day of February, 2002.

                          CARLYLE PARTNERS III, L.P.

                              By:     TC Group III, L.P., its General Partner
                              By:     TC Group III, L.L.C., its General Partner
                              By:     TC Group, L.L.C., its Managing Member
                              By:     TCG Holdings, L.L.C., its Managing Member

                              By: /s/ Willam E. Conway, Jr.
                                  --------------------------------------------
                              Name:   Willam E. Conway, Jr.
                                      ---------------------
                              Title: Managing Director


                          CP III COINVESTMENT, L.P.

                              By:     TC Group III, L.P., its General Partner
                              By:     TC Group III, L.L.C., its General Partner
                              By:     TC Group, L.L.C., its Managing Member
                              By:     TCG Holdings, L.L.C., its Managing Member

                              By: /s/ Willam E. Conway, Jr.
                                  --------------------------------------------
                              Name:   Willam E. Conway, Jr.
                              Title: Managing Director


                          TC GROUP III, L.P.

                              By:     TC Group III, L.L.C., its General Partner
                              By:     TC Group, L.L.C., its Managing Member
                              By:     TCG Holdings, L.L.C., its Managing Member

                              By: /s/ Willam E. Conway, Jr.
                                  --------------------------------------------
                              Name:   Willam E. Conway, Jr.
                                  --------------------------
                              Title: Managing Director


                          TC GROUP III, L.L.C.

                              By:     TC Group, L.L.C., its Managing Member
                              By:     TCG Holdings, L.L.C., its Managing Member

                              By: /s/ Willam E. Conway, Jr.
                                  --------------------------------------------
                              Name:   Willam E. Conway, Jr.
                              Title: Managing Director


                          TC GROUP, L.L.C.

                              By:     TCG Holdings, L.L.C., its Managing Member

                              By: /s/ Willam E. Conway, Jr.
                                  --------------------------------------------

                               Page 15 of 16 Pages

                                      Name:  Willam E. Conway, Jr.
                                      Title: Managing Director

                                TCG HOLDINGS, L.L.C.

                                      By: /s/ Willam E. Conway, Jr.
                                           -------------------------------------
                                      Name:   Willam E. Conway, Jr.
                                      Title: Managing Director

                               Page 16 of 16 Pages